Exhibit 99.1

AITX's RAD Achieves Fastest Sales Close in Company History, Less than 12 Hours

RAD's Sales Cycles Continue to Shrink as Demand and Adoption Accelerate

Detroit, Michigan, February 12, 2025 - Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCPK:AITX), has achieved the fastest sales close in its history. Within just 12 hours of receiving a lead, RAD secured a 12-month subscription for a RIO™ 360 solar-powered security trailer integrated with its advanced SARA™ (Speaking Autonomous Responsive Agent). This order, placed by a Midwest-based towing company, was generated through RAD's targeted Facebook advertising campaign for RIO and will be deployed to protect the client's vehicle storage yard.

"Seeing a lead convert into a signed contract in just 12 hours is incredible," said Steve Reinharz, CEO/CTO of AITX and RAD. "This is exactly the kind of efficiency we have been driving toward. Highly qualified leads are coming in, ready to move forward without delay. It is a testament to the growing demand for RAD's solutions and the strength of our sales and marketing efforts."

This client operates without third-party security services, relying entirely on its own measures to protect valuable assets. By utilizing RAD's SARA AI Agent alongside RIO 360, the towing company gains real-time alerts and intelligent notifications without the need for costly on-site security personnel. Unlike legacy video monitoring which requires costly personnel to passively watch video feeds, SARA autonomously responds to developing situations, deterring unauthorized access and instantly notifying management of security breaches. By eliminating the need for expensive monitoring centers and on-site security staff, SARA delivers significant cost savings while ensuring incidents are addressed without delay. This intelligent, automated approach provides a faster, more coordinated reaction to security threats at a fraction of the cost of traditional security operations.

Tow yards and vehicle storage facilities are frequent targets for unauthorized access attempts, often by individuals trying to retrieve impounded vehicles without proper authorization. These facilities face ongoing security challenges, from break-ins to vandalism. Implementing advanced security solutions like RAD's RIO 360 provides a proactive deterrent, helping to prevent unauthorized access while ensuring the safety and integrity of stored vehicles.

"In last week's video update, I mentioned how RAD's sales cycles are accelerating, and this order is evidence of that," concluded Reinharz. "Our expanded sales and marketing efforts are reaching the right prospects at the right time. We're seeing more leads come in already understanding the value of RAD's solutions, and they're eager to move forward at first contact. This momentum is a direct result of the work we've put into building awareness and demonstrating the real-world impact of our technology."

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz
949-636-7060
@SteveReinharz